UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2015

Warp 9, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

              0-13215                                                                                    30-0050402

(Commission File Number)                                             (I.R.S. Employer Identification No.)

1933 Cliff Drive, Suite 11, Santa Barbara, California                                                93109

(Address of principal executive offices)                                                          (Zip Code)

                                                            (805) 964-3313

(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_]  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.  REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01  Entry into a Material Definitive Agreement.

On June 26, 2015, Warp 9, Inc., a Nevada corporation (the "Company") entered into an agreement and plan of merger (the "Agreement"), with Indaba Group, LLC, a Colorado limited liability company ("Indaba"), Warp 9, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the "Merger Sub"), and Ryan Shields, an individual holding outstanding membership interests of Indaba, Blake Gindi, an individual holding outstanding membership interests of Indaba, and Jack Gindi, an individual holding outstanding membership interests of Indaba (collectively, the "Sellers" or "Indaba Members"), pursuant to which Indaba will merge with and into the Merger Sub and the Merger Sub will be the surviving entity.  At the closing of the Agreement, the Merger Sub will change its name to Indaba Group, Inc. and the Sellers will receive a total of two million dollars ($2,000,000.00) paid in the form of the issuance of ten thousand (10,000) shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), at a liquidation preference of two hundred dollars ($200.00) per share, which shall have the rights, preferences and privileges as set forth in the Certificate of Designation, the form of which is attached to this Report as Exhibit 3.1, to be filed with the Nevada Secretary of State prior to the closing of the transaction.

At the closing of the Agreement, the Company will enter into employment agreements with Ryan Shields and Blake Gindi (see Item 5.02 to this Report) and the Merger Sub Board of Directors will consist of five members, Ryan Shields, Blake Gindi, Andrew Van Noy, Zachary Bartlett, and Gregory Boden.  In addition, Ryan Shields and Blake Gindi will be appointed to the Company's Board of Directors.

The closing of the Agreement is expected to occur by no later than September 30, 2015.  Indaba is engaged in the business of providing digital commerce services.  A copy of the Agreement and Plan of Merger is attached to this Report as Exhibit 10.1.

SECTION 5.   CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements.  Upon the closing of the Agreement, Indaba Group, Inc., a Delaware corporation (reflects pending name change) and wholly owned subsidiary of the Company ("IGI"), will enter into an employment agreement with each of Ryan Shields and Blake Gindi.  Pursuant to the employment agreement between IGI and Ryan Shields, Mr. Shields will be the chief executive officer of IGI and receive base compensation of $175,000 per year with the possibility of receiving an annual cash bonus and equity awards.  A copy of the proposed employment agreement between IGI and Mr. Shields is attached to this Report as Exhibit 10.2.  Pursuant to the employment agreement between IGI and Blake Gindi, Mr. Gindi will be the chief technology officer of IGI and receive base compensation of $175,000 per year with the possibility of receiving an annual cash bonus and equity awards.  A copy of the proposed employment agreement between IGI and Mr. Gindi is attached to this Report as Exhibit 10.3

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Prior to the closing of the Agreement, the Company will file a Certificate of Designation in order to designate 10,000 shares of its preferred stock as Series A Preferred Stock.  Each share of Series A Preferred Stock will have a par value of $0.001 and no voting rights except as otherwise required by law.  Each share of Series A Preferred Stock will be convertible into 10,000 shares of the Company's common stock and will be entitled to receive dividends, payable quarterly, out of any assets of the Company legally available therefor, at the rate of Eight Dollars ($8.00) per share per annum, or Two Dollars ($2.00) per share per quarter (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares).  The liquidation preference of each share of the Series A Preferred Stock will be Two Hundred Dollars ($200.00).  A copy of the Certificate of Designation for the Company's planned Series A Preferred Stock is attached to this Report as Exhibit 3.1.

SECTION 9. FINANCIAL STATEMENTS, PRO FORMA FINANCIALS & EXHIBITS

(d)        Exhibits

3.1       Certificate of Designation for Series A Preferred Stock.

10.1     Agreement and Plan of Merger by and among Indaba Group, LLC, a Colorado limited liability company, Ryan Shields, Blake Gindi, and Jack Gindi, Warp 9, Inc., a Nevada corporation, and Warp 9, Inc., a Delaware corporation.

10.2     Employment Agreement to be made between Indaba Group, Inc., a Delaware corporation, and Ryan Shields.

10.3     Employment Agreement to be made between Indaba Group, Inc., a Delaware corporation, and Blake Gindi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WARP 9, INC.

_________________________

(Registrant)

Date: June 30, 2015

/s/  Andrew Van Noy.

Andrew Van Noy, Chief Executive

Officer and President